Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2014 UNAUDITED FINANCIAL RESULTS

Total Revenues of US$365 Million, up 19% year-on-year, meeting the Company’s prior guidance

GAAP loss per fully-diluted share of US$2.05; Non-GAAP1 loss per fully-diluted share of US$1.26

BEIJING, CHINA, April 28, 2014 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the first quarter ended March 31, 2014.

First Quarter Highlights

•	Total revenues were US$365 million, up 19% year-over-year and down 5% quarter-over-quarter.

•	Brand advertising revenues were US$111 million, up 38% year-over-year and down 10% quarter-over-quarter.

•	Sogou[2] revenues were US$70 million, up 78% year-over-year and flat quarter-over-quarter.

•	Online game revenues were US$163 million, down 2% year-over-year and 5% quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$79 million, or US$2.05 loss per fully-diluted share. Non-GAAP net loss attributable to Sohu.com Inc. was US$48 million, or US$1.26 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “With the accelerated migration to mobile internet, I am pleased to report that Sohu Group’s portfolio of mobile properties is gaining great traction. On the media front, Sohu WAP portal, Sohu News App, as well as Sohu Video App are all growing rapidly. Notably, in the first quarter, mobile video traffic has surpassed PC traffic. For Sogou, not only has our mobile Pinyin continued to pride itself as the third most popular App in China, our mobile search traffic also saw a quarter over quarter growth north of 20%.”

Dr. Zhang added, “For Changyou, its MMO and web game performance was stable while its investments in new initiatives received a positive initial response. In the first quarter, total average monthly active accounts of its platforms and software applications reached 239 million, representing a 60% increase from the previous quarter.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “We are pleased to deliver another quarter of solid financial performance with revenue growth that topped expectations. As an important participant in China’s internet industry, in particular in online search, Sogou solidified our position on PC while demonstrating even bigger competitive advantages and faster growth on mobile. Upon the completion of integration between Sogou and Soso, in the first quarter, we took multiple measures to improve our search quality. As compared to the previous quarter, PC search traffic edged up while mobile search traffic grew at 24% as mentioned by Charles.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2014 were US$365 million, up 19% year-over-year and down 5% quarter-over-quarter.

[1]	Non-GAAP results exclude income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”
[2]	Sogou operates the search and others business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. The search and others business includes search and Sogou Web Directory. In the statements of operations, revenues from search and Sogou Web Directory are recorded as “search and others” revenue, and revenues from IVAS are recorded as “others” revenue.

Total online advertising revenues, which include revenues from brand advertising and search and others businesses for the first quarter of 2014, were US$175 million, up 51% year-over-year and down 7% quarter-over-quarter.

Brand advertising revenues for the first quarter of 2014 totaled US$111 million, up 38% year-over-year and down 10% quarter-over-quarter. The year-over-year increase was mainly due to the revenue increase in online video and real estate advertising businesses. The quarter-over-quarter decrease was mainly due to seasonality factors, as the first quarter is typically a slow quarter for the brand advertising business.

Search and others revenues for the first quarter of 2014 were US$64 million, up 78% year-over-year and flat quarter-over-quarter. The year-over-year increase was mainly due to increased traffic and improved monetization, as well as the effect of synergies from the Soso business acquired in the third quarter of 2013.

Online game revenues for the first quarter of 2014 were US$163 million, down 2% year-over-year and 5% quarter-over-quarter.

Commencing with 2014 Q1, we combined the “mobile” business3 into the “others” business, as we determined that the financial results of this mobile business were no longer significant enough to constitute a separately disclosed business line. As a result, we now have three reportable businesses, consisting of brand advertising, search and others, and online games, and the remaining small business lines are combined and reported as “others” in the condensed consolidated statements of operations.

Gross Margin

Both GAAP and non-GAAP gross margin were 62% for the first quarter of 2014, compared with 64% in the fourth quarter of 2013 and 66% in the first quarter of 2013.

Both GAAP and non-GAAP online advertising gross margin for the first quarter of 2014 were 45%, compared with 48% in the fourth quarter of 2013 and 44% in the first quarter of 2013.

Both GAAP and non-GAAP gross margin for the brand advertising business in the first quarter of 2014 were 42%, compared with 50% in the fourth quarter of 2013 and 44% in the first quarter of 2013. The year-over-year decrease in gross margin was primarily due to increases in content and bandwidth costs. The quarter-over-quarter decrease in gross margin was primarily due to relatively lower revenue. Based on our regular review of traffic data for video content, we noticed a change in viewership patterns for licensed domestic TV dramas. Commencing January 1, 2014, we adjusted our accounting estimates for amortization of content costs for new domestic TV dramas to reflect such change, which resulted in a further acceleration of the amortization of content costs. If we had not adopted the accelerated amortization schedule, GAAP gross margin would have been 46% in the first quarter of 2014, and non-GAAP gross margin would have been 45% in the first quarter of 2014.

Both GAAP and non-GAAP gross margin for search and others business in the first quarter of 2014 were 51%, compared with 42% in the fourth quarter of 2013 and 42% in the first quarter of 2013. The year-over-year and quarter-over-quarter increases were primarily attributable to the decrease in traffic acquisition costs as a percentage of search and others revenues.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2014 were 84%, compared with 85% in the fourth quarter of 2013 and 86% in the first quarter of 2013.

[3]	The mobile business offers mobile related services through different types of mobile products to mobile phone users through cooperation with China Mobile Communications Corporation, China United Network Communication Group Company Limited, China Telecom Corporation and their subsidiaries and other small mobile network operators (collectively, the “China mobile network operators”). The mobile products mainly consist of short messaging services (“SMS”), mobile games, Ring Back Tone (“RBT”), interactive voice response (“IVR”), and mobile video. A majority of the content is purchased from third-party content providers.

Operating Expenses

For the first quarter of 2014, operating expenses totaled US$295 million, up 122% year-over-year and 17% quarter-over-quarter. Non-GAAP operating expenses were US$290 million, up 119% year-over-year and 17% quarter-over-quarter. The year-over-year increase was mainly due to an increase in marketing and promotion expense of Changyou and an increase in salaries and compensation expenses as a result of increased headcount and Changyou’s new employee incentive plans implemented during the quarter. The quarter-over-quarter increase was primarily due to an increase in salaries and compensation expenses attributable to Changyou’s new employee incentive plans and increased marketing and promotion expenses.

Operating Loss

Operating loss for the first quarter of 2014 was US$69 million, compared with an operating loss of US$4 million in the previous quarter and operating profit of US$71 million in the first quarter of 2013. The operating loss was mainly due to increased expenses related to compensation and promotional activities.

Non-GAAP operating loss for the first quarter of 2014 was US$63 million, compared with operating profit of US$1 million in the previous quarter and operating profit of US$72 million in the first quarter of 2013.

Income Tax Expense

Both GAAP and non-GAAP income tax expense were US$0.2 million in the first quarter of 2014, compared with US$5 million income tax benefit in the previous quarter and US$20 million income tax expense in the first quarter of 2013. The year-over-year decrease was mainly because Changyou incurred loss in the first quarter of 2014 and recognized deferred tax assets arising from Changyou’s net operating loss.

Net Loss

Before deducting the share of net loss pertaining to Non-controlling Interest, GAAP net loss for the first quarter of 2014 was US$56 million, compared with net income of US$14 million in the previous quarter and net income of US$58 million in the first quarter of 2013. Non-GAAP net loss for the first quarter of 2014 was US$51 million, compared with net income of US$19 million in the previous quarter and net income of US$59 million in the first quarter of 2013.

GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2014 was US$79 million, or US$2.05 loss per fully-diluted share, compared with US$2 million net income in the previous quarter and US$23 million net income in the first quarter of 2013. Non-GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2014 was US$48 million, or US$1.26 loss per fully-diluted share, compared with net income of US$5 million in the previous quarter and net income of US$24 million in the first quarter of 2013.

Cash Balance

As of March 31, 2014, the Sohu Group had cash and cash equivalents of US$1,144 million, compared with US$1,287 million as of December 31, 2013.

Ms. Carol Yu, Co-President and CFO of Sohu.com Inc., commented, “In the first quarter, we saw good momentum in our Group’s mobile monetization, in particular for Sohu Video. For Sogou we are expecting another year of strong top line growth and the business well on track to achieve profitability in the second half of this year. Changyou is seeing notable results from its proactive investments in its new initiatives. With all these, I am optimistic that Sohu will capture tremendous opportunities ahead in the mobile era.”

Business Outlook

For the second quarter of 2014, Sohu estimates:

•	Total revenues to be between US$397 million and US$411 million.

•	Brand advertising revenues to be between US$130 million and US$135 million; this implies a sequential increase of 17% to 22% and an annual increase of 30% to 35%.

•	Sogou revenues to be between US$86 million and US$90 million; this implies a sequential increase of 23% to 29% and an annual growth of 72% to 80%.

•	Online game revenues to be between US$161 million and US$166 million; this implies a sequential decrease of 1% to a sequential increase of 2% and an annual decrease of 1% to 4%.

•	Before deducting the share of non-GAAP net loss pertaining to Non-Controlling interest, non-GAAP net loss to be between US$47 million and US$53 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$48 million and US$52 million, and non-GAAP loss per fully-diluted share to be between US$1.25 and US$1.35.

•	Assuming no new grants of share-based awards, we estimate that compensation expenses relating to share-based awards to be around US$8 million to US$9 million. The estimated impact of this expense is expected to increase Sohu’s loss per fully-diluted share for the second quarter of 2014 under US GAAP by 21 to 23 US cents. This figure should not be used to calculate Sohu’s projected GAAP loss per fully-diluted share, as there are other factors impacting such a calculation, for which no reconciliation is provided.

Non-GAAP Disclosure

Sohu discloses its non-GAAP operating results by excluding income/expense from share-based awards and the related tax impact, adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards, utilization of non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow and is not reflected in cash flow at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, income tax expense, net income attributable to Sohu.com Inc. and net income attributable to Sohu.com Inc. per share, excluding the impact of share-based awards, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration, goodwill impairment, impairment of intangibles via acquisitions of businesses and the related tax impact may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Mezzanine equity consists of non-controlling interests in 7Road and a put option that gave the non-controlling shareholders the right to put their shares to Changyou at a pre-determined price if 7Road achieved specified performance milestones before the expiry of the put option and 7Road did not complete an initial public offering on NASDAQ, the New York Stock Exchange or The Stock Exchange of Hong Kong Limited. Non-controlling interests of 7Road and the put option were classified as mezzanine equity in Changyou’s consolidated balance sheets, as redemption of the non-controlling interests was not solely within the control of Changyou.

In accordance with ASC subtopic 480-10, Changyou accreted the balance of non-controlling interests to its redemption value over the period from the date of the 7Road acquisition to the earliest exercise date of the put right. Any subsequent changes in the redemption value were considered to be changes in accounting estimates and were also recognized over the same period as net income attributable to mezzanine classified non-controlling interests.

On May 1, 2013, Changyou entered into an agreement to acquire all of the ordinary shares of 7Road held by the non-controlling shareholders. The acquisition was completed on June 5, 2013. Under ASC 810-10, changes in a parent’s ownership interest while the parent retains control of its subsidiary are accounted for as equity transactions, and do not impact net income or comprehensive income in the consolidated financial statements. Following the closing of the acquisition, US$2.4 million, representing the excess of the amount of the mezzanine-classified non-controlling interests in 7Road over the purchase price as of the closing date, was recorded in Changyou’s equity accounts.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for software on mobile devices, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop successful games for mobile platforms or successfully monetize mobile games it develops or acquires, and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2013, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call on the same day at 8:30 a.m. U.S. Eastern Time, April 28, 2014 (8:30 p.m. Beijing/Hong Kong time, April 28, 2014) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-2475-0994
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on April 28 through May 6, 2014. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	27991342

The live webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; developer and operator of online games www.changyou.com/en/ and leading online video website tv.sohu.com.

Sohu corporate services consist of online brand advertising on Sohu’s matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and Wartune (also known as Shen Qu) and DDTank, which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its eighteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Revenues:
Online advertising
Brand advertising	$111,103	$123,318	$80,237
Search and others	64,309	64,387	36,052

Subtotal	175,412	187,705	116,289

Online games	163,388	171,958	167,421
Others (a)	26,515	25,788	23,886

Total revenues	365,315	385,451	307,596

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $-262, $235 and $87, respectively)	64,140	61,445	44,878
Search and others (includes stock-based compensation expense of $31, $20 and $2, respectively)	31,737	37,064	20,792

Subtotal	95,877	98,509	65,670

Online games (includes stock-based compensation expense of $17, $24 and $-19, respectively)	26,586	25,926	22,650
Others (includes stock-based compensation expense of $0, $0 and $0, respectively) (a)	16,035	12,951	15,209

Total cost of revenues	138,498	137,386	103,529

Gross profit	226,817	248,065	204,067

Operating expenses:
Product development (includes stock-based compensation expense of $2,653, $2,967 and $350, respectively)	117,722	90,389	51,819
Sales and marketing (includes stock-based compensation expense of $703, $339 and $172, respectively)	142,354	130,524	58,723
General and administrative (includes stock-based compensation expense of $2,098, $1,321 and $494, respectively)	35,354	31,244	22,589

Total operating expenses	295,430	252,157	133,131

Operating profit/(loss)	(68,613)	(4,092)	70,936

Other income	3,750	7,125	2,531
Interest income	8,457	8,035	6,701
Exchange difference	578	(1,386)	(1,985)

Income (loss) before income tax expense	(55,828)	9,682	78,183

Income tax expense/ (benefit)	214	(4,770)	20,018

Net Income (loss)	(56,042)	14,452	58,165

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	—	—	10,668
Net income (loss) attributable to the noncontrolling interest shareholders	(4,935)	11,618	23,066

Dividend to non-controlling Sogou series A preferred shareholders (b)	27,747	—	—

Net income (loss) attributable to Sohu.com Inc.	(78,854)	2,834	24,431

Basic net income (loss) per share attributable to Sohu.com Inc.	$(2.05)	$0.07	$0.64

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,411	38,301	38,169

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(2.05)	$0.06	$0.60

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,411	38,564	38,429

Note:

(a)	Revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.
(b)	In March 2014, Sogou repurchased 14.4 million Series A Preferred Shares of Sogou from China Web in an aggregate purchase price of $47.3 million. The transaction gave rise to a deemed dividend amounting to $27.7 million, which was deemed proportionately contributed by Sohu (as a holder of ordinary shares of Sogou) and was subtracted from the Net loss attributable to Sohu.com Inc. in the calculation of loss per share, causing GAAP loss per fully-diluted share to increase by US 72 cents.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2014	As of Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,144,425	$1,287,288
Restricted time deposits	372,101	393,087
Short term investments	—	2,827
Investment in debt securities	—	82,009
Accounts receivable, net	144,485	154,342
Prepaid and other current assets	132,577	132,002

Total current assets	1,793,588	2,051,555

Fixed assets, net	553,664	564,442
Goodwill	208,033	208,795
Intangible assets, net	104,023	107,108
Restricted time deposits	9,305	40,961
Prepaid non-current assets	8,983	9,527
Other assets	21,278	16,327

Total assets	$2,698,874	$2,998,715

LIABILITIES
Current liabilities:
Accounts payable	$132,919	$125,896
Accrued liabilities	210,018	227,018
Receipts in advance and deferred revenue	103,517	113,328
Accrued salary and benefits	100,022	90,901
Taxes payable	38,289	48,324
Deferred tax liability	20,026	18,813
Short-term bank loans (a)	257,000	410,331
Other short-term liabilities	64,171	79,798

Total current liabilities	$925,962	$1,114,409

Long-term accounts payable	5,226	6,252
Long-term Tax payable	24,820	24,835
Deferred tax liabilities	11,701	12,337
Contingent consideration	4,243	4,162
Total long-term liabilities	$45,990	$47,586

Total liabilities	$971,952	$1,161,995

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,271,780	1,326,705
Noncontrolling Interest	455,142	510,015

Total shareholders’ equity	$1,726,922	$1,836,720

Total liabilities and shareholders’ equity	$2,698,874	$2,998,715

Note:

(a)	The decrease in the short-term bank loan balance resulted from Changyou’s repayment of bank loans of US$153.3 million in the first quarter of 2014.

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2014				Three Months Ended Dec. 31, 2013				Three Months Ended Mar. 31, 2013
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP

		(262	)(a)			235	(a)			87	(a)

Brand advertising gross profit	$46,963	$(262)		$46,701	$61,873	$235		$62,108	$35,359	$87		$35,446

Brand advertising gross margin	42%			42%	50%			50%	44%			44%

		31	(a)			20	(a)			2	(a)

Search and others gross profit	$32,572	$31		$32,603	$27,323	$20		$27,343	$15,260	$2		$15,262

Search and others gross margin	51%			51%	42%			42%	42%			42%

		(231	)(a)			255	(a)			89	(a)

Online advertising gross profit	$79,535	$(231)		$79,304	$89,196	$255		$89,451	$50,619	$89		$50,708

Online advertising gross margin	45%			45%	48%			48%	44%			44%

		17	(a)			24	(a)			(19	)(a)

Online games gross profit (c)	$136,802	$17		$136,819	$146,032	$24		$146,056	$144,771	$(19)		$144,752

Online games gross margin	84%			84%	85%			85%	86%			86%

Others gross profit (c)	$10,480	$—		$10,480	$12,837	$—		$12,837	$8,677	$—		$8,677

Others gross margin	40%			40%	50%			50%	36%			36%

		(214	)(a)			279	(a)			70	(a)

Gross profit	$226,817	$(214)		$226,603	$248,065	$279		$248,344	$204,067	$70		$204,137

Gross margin	62%			62%	64%			64%	66%			66%

		5,240	(a)			4,906	(a)			1,086	(a)

Operating profit (loss)	$(68,613)	$5,240		$(63,373)	$(4,092)	$4,906		$814	$70,936	$1,086		$72,022

Operating margin	-19%			-17%	-1%			0%	23%			23%

		5,240	(a)			4,906	(a)			1,086	(a)

Net income before Non-Controlling Interest	$(56,042)	$5,240		$(50,802)	$14,452	$4,906		$19,358	$58,165	$1,086		$59,251

		2,859	(a)

		27,747	(b)			2,299	(a)			941	(a)

Net income (loss) attributable to Sohu.com Inc. for diluted net income (loss) per share (d)	$(78,854)	$30,606		$(48,248)	$2,268	$2,299		$4,567	$22,988	$941		$23,929

Diluted net income (loss) per share attributable to Sohu.com Inc.	$(2.05)			$(1.26)	$0.06			$0.12	$0.60			$0.62

Shares used in computing diluted net income (loss) per share attributable to Sohu.com Inc.	38,411			38,411	38,564			38,687	38,429			38,493

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Deemed dividend to noncontrolling Sogou series A preferred shareholders.
(c)	The classification of certain comparative figures of revenues and cost of revenues for online games and others has been changed to conform to the current period presentation.
(d)	To adjust Sohu’s economic interest in Changyou and Sogou under the treasury stock method and if-converted method, respectively.